Exhibit 8.1

Morgan, Lewis & Bockius LLP

1701 Market Street

Philadelphia, PA 19103-2921

www.morganlewis.com

April 26, 2017

Gramercy Property Trust

90 Park Avenue, 32nd Floor

New York, New York 10016

Re:          Gramercy Property Trust, Qualification as a Real Estate Investment Trust.

Ladies and Gentlemen:

We have acted as counsel to Gramercy Property Trust, a Maryland real estate investment trust (the “Company”), in connection with the offering and sale by the Company of 10,350,000 common shares (the “Shares”) of beneficial interest, $0.01 par value per share, of the Company (the “Offering”) pursuant to: (i) the registration statement on Form S-3 (Reg. No. 333-208717) (the “Shelf Registration Statement”) initially filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on December 23, 2015, (ii) the preliminary prospectus supplement of the Company dated April 20, 2017, including the accompanying base prospectus dated December 22, 2015 and accepted for filing by the Commission on December 23, 2015 (the “Base Prospectus”), which was filed by the Company on April 20, 2017 pursuant to Rule 424(b)(5) promulgated under the Securities Act (the “Preliminary Prospectus Supplement”), (iii) the final prospectus supplement dated April 20, 2017 of the Company, including the accompanying Base Prospectus, which was filed by the Company with the Commission on April 21, 2017 pursuant to Rule 424(b)(5) promulgated under the Securities Act (the “Prospectus”), including the Prospectus and all documents incorporated and deemed to be incorporated by reference therein (collectively, the “Registration Statement”).

You have requested our opinion regarding certain U.S. federal income tax matters involving the Company and its subsidiaries, GPT Operating Partnership LP, a Delaware limited partnership (the “Operating Partnership”), Gramercy Investment Trust, a Maryland real estate investment trust (the “First Private REIT”), and Gramercy Investment Trust II, a Maryland real estate investment trust (the “Second Private REIT”), together with the First Private REIT (the “Private REITs”).

In rendering our opinions, we have made such factual and legal examinations, including an examination of such statutes, regulations, records, certificates and other documents as we have considered necessary or appropriate, including, but not limited to the following:

1.                                      the Articles of Amended and Restated Declaration of Trust of the Company;

2.                                      the Articles of Amended and Restated Declaration of Trust of the First Private REIT;

3.                                      the Articles of Amended and Restated Declaration of Trust of the Second Private REIT;

4.                                      the bylaws of each of the Company and the Private REITs;

5.                                      the officer’s certificate dated as of the date hereof, provided to us by the Company, the Operating Partnership and the Private REITs (the “Officer’s Certificate”);

6.                                      the Fourth Amended and Restated Agreement of Limited Partnership of GPT Operating Partnership LP;

7.                                      the Registration Statement;

8.                                      various prior opinions issued to the Company and the Private REITs by other counsel; and

9.                                      the tax opinion issued by Clifford Chance US LLP dated December 17, 2015, regarding the Company’s qualification as a REIT for federal income tax purposes (the “Prior REIT Opinion”).

In our examination of the foregoing documents, we have assumed with your consent that:  (i) all documents reviewed by us are original documents, or true and accurate copies of original documents and have not been subsequently amended, (ii) the signatures of each original document are genuine, (iii) each party who executed the document had proper authority and capacity, (iv) all representations and statements set forth in such documents are true and correct, (v) all obligations imposed by any such documents on the parties thereto have been performed or satisfied in accordance with their terms, (vi) the Company and the Private REITs, at all times, will operate in accordance with the method of operation described in their organizational documents and the Officer’s Certificate, (vii) the Company and the Private REITs, will not make any amendments to their organizational documents or the agreement of the Operating Partnership after the date of this opinion that would affect their qualification as a REIT for any taxable year, and (viii) no action will be taken by the Company, the Private REITs, or the Operating Partnership, after the date hereof that would have the effect of altering the facts upon which the opinions set forth below are based.

For purposes of rendering the opinions stated below, we have also assumed with your consent:  (i) the accuracy of the representations contained in the Officer’s Certificate and that each representation contained in the Officer’s Certificate is accurate and complete without regard to such qualification as to the best of the officer’s knowledge, (ii) during its taxable years ended December 31, 2004, through December 31, 2016, and all subsequent taxable years, each of the Company, the First Private REIT and the Second Private REIT, respectively, has operated and will operate in such a manner that has made and will make the representations contained in the Officer’s Certificate true for all such years, (iii) the Officer’s Certificate and all other information furnished to us, accurately describes all material facts referenced therein, (iv) the factual statements, assumptions and representations described in the Registration Statement regarding the Company, the Private REITs and the Operating Partnership and their subsidiaries’ organization, income, assets, activities, operations and share ownership are accurate and complete, and (v) the factual representation and covenants provided by the Company and the Private REITs to other counsel in support of the various opinions issued to the Company, the Private REITs or the Operating Partnership are accurate and complete and that the Company will take no action inconsistent with such opinions.

Where the factual representations contained in the Officer’s Certificate involve matters of law, we have explained to the Company’s representatives the relevant and material sections of the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations, published rulings of the Internal Revenue Service (“IRS”) and other relevant authority to which such representations relate and are satisfied that the Company’s representatives understand such provisions and are capable of making such representations. As of the date hereof, no facts have come to our attention, which would lead us to believe that we are not justified in relying upon the Officer’s Certificate.  These representations and covenants relate, in some cases, to transactions and investments for which we did not act as the primary counsel to the Company or the Private REITs.  For purposes of our opinion and with respect to such transactions, we have not independently verified all of the facts, statements, representations and covenants set forth in the Officer’s Certificate, the Registration Statement or in any of the documents supplied to us, and have assumed and relied on the representation of the Company and the Private REITs that the statements, representations and covenants contained in the Officer’s Certificate, the Registration Statement and any other documents supplied to us accurately and completely describe all of the facts described therein, and that such facts and the documents provided by the Company and the Private REITs are believed, by the Company and the Private REITs, to constitute all of the material facts and documents relevant to our opinions.

For purposes of rendering the opinions described below, and with your consent, we are relying in part, upon the Company’s receipt of the opinions of other tax counsel to conclude that, if the IRS successfully challenged the conclusions of those opinions, the Company and the Private REITs would nevertheless maintain their status as REITs because they would have reasonable cause for any related REIT qualification failures.  Furthermore, for purposes of rendering our opinion we are relying with your consent on the Prior REIT Opinion, that since December 31, 2011, and through December 17, 2015, the Company has been organized and operated in conformity with the requirements for qualification as a REIT.

Based upon, subject to, and limited by the assumptions and qualifications set forth herein and in the Prospectus, we are of the opinion that: (i) commencing with the Company’s taxable year ended December 31, 2004, the First Private REIT’s taxable year ended December 31, 2005, and the Second Private REIT’s taxable year ended December 31, 2007, each of the Company and the Private REITs has been organized and operated in conformity with the requirements for qualification as a REIT under the Code, (ii) each of the Company’s and the Private REITs’ current and proposed method of operation will enable it to continue to meet the requirements for qualification as a REIT under the Code for its taxable year ending December 31, 2017, and thereafter, and (iii) the discussion in the Prospectus as set forth in the section “U.S. Federal Income Tax Considerations”, to the extent that it constitutes matters of federal income tax law or legal conclusions relating thereto, is correct and complete in all material respects.

The opinions set forth above represent our conclusions based upon the documents, facts, representations and assumptions referred to above.  Any material amendments to such documents, changes in any significant facts or inaccuracy of such representations or assumptions could affect the opinions referred to herein.  Our opinion does not preclude the possibility that the Company, the First Private REIT or the Second Private REIT may have to utilize one or more of the various “savings provisions” under the Code that would permit the Company, the First Private REIT or the Second Private REIT to cure certain violations of the requirement for qualification and taxation as a REIT.  Utilizing such savings provisions could require the Company, the First Private REIT or the Second Private REIT to pay significant penalty or excise taxes.  Moreover, the Company’s, the First Private REIT’s and the Second Private REIT’s qualification as a REIT depends upon the ability of the Company, the First Private REIT and the Second Private REIT to meet for each taxable year, through actual annual operating results, requirements under the Code, regarding gross income, assets, distributions and diversity of stock ownership.  We have not undertaken, and will not undertake, to review the Company’s, the First Private REIT’s and the Second Private REIT’s compliance with these requirements on a continuing basis.  Accordingly, no assurance can be given that the actual results of the Company’s,  the First Private REIT’s and the Second Private REIT’s operations for any single taxable year have satisfied or will satisfy the tests necessary to qualify as a REIT under the Code.  Although we have made such inquiries and performed such investigations as we have deemed necessary to fulfill our professional responsibilities as counsel, we have not undertaken an independent investigation of all of the facts referred to in this letter or the Officer’s Certificate.

The opinions set forth in this letter are based on relevant provisions of the Code, the Treasury Regulations promulgated thereunder, interpretations of the foregoing as expressed in court decisions, legislative history, and existing administrative rulings and practices of the IRS (including its practices and policies in issuing private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling), all as of the date hereof.  These provisions and interpretations are subject to change, which may or may not be retroactive in effect, and which may result in modifications of our opinions.  Our opinions do not foreclose the possibility of a contrary determination by the IRS or a court of competent jurisdiction or of a contrary determination by the IRS or the Treasury Department in regulations or rulings issued in the future.  In this regard, an opinion of counsel with respect to an issue represents counsel’s best professional judgment with respect to the outcome on the merits with respect to such issue, if such issue were to be litigated, but an opinion is not binding on the IRS or the courts and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position asserted by the IRS.

This letter is limited to those matters expressly covered and no opinion is expressed in respect of any other matter.  This letter may not be relied upon by you for any other purpose, or furnished to, quoted in whole or in part or relied upon by any other person, firm or corporation, for any purpose, without our prior written consent.

The opinions set forth in this letter are rendered only to you, and are solely for your use in connection with the submission to the Commission as an exhibit to the Registration Statement.  We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the use of the name of our firm under the caption “U.S. Federal Income Tax Considerations” of the Prospectus.  In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP